    As filed with the Securities and Exchange Commission on June 10, 1996

                                                   Registration No. 333-____



                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                           URANIUM RESOURCES, INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                    75-2212772
   (State or other jurisdiction                        (I.R.S. Employer
       of incorporation or                            Identification No.)
          organization)


                       12750 Merit Drive, Suite #1020
                            Dallas, Texas 75251
                                214/387-7777
 (Address and telephone number of Registrant's principal executive offices)

                              Paul K. Willmott
                    President and Chief Executive Officer
                       12750 Merit Drive, Suite #1020
                            Dallas, Texas 75251
                                214/387-7777
          (Name, address and telephone number of agent for service)

                                   Copies to:

                          Alfred C. Chidester, Esq.
                              Baker & Hostetler
                            303 East 17th Avenue
                                 Suite 1100
                           Denver, Colorado 80203

         Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders named herein.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following
box.   [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.   [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 264(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.   [ ]


                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
  Title of Each Class         Amount           Proposed Maximum        Proposed Maximum          Amount of
  of Securities to be          to be            Offering Price             Aggregate           Registration
       Registered           Registered            Per Share*            Offering Price*             Fee
- -----------------------------------------------------------------------------------------------------------
      Common Stock         1,382,882 shs.           $15.00                $20,743,230             $7,153
    ($.001 par value
       per share)
- -----------------------------------------------------------------------------------------------------------


* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported sale prices of the Registrant's Common Stock on June 3, 1996 as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System.

                       _________________________________

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            URANIUM RESOURCES, INC.

                             CROSS-REFERENCE SHEET


                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

     Number                         Item                            Location in Prospectus
     -------                        ----                            ----------------------
        1         Forepart of the Registration Statement
                  and Outside Front Cover Pages of
                  Prospectus  . . . . . . . . . . . . .      Facing Page; Cross-Reference Sheet,
                                                             Outside Front Cover Page of Prospectus

        2         Inside Front and Outside Back Cover
                  Page of Prospectus  . . . . . . . . .      Inside Front Cover Page of Prospectus
                                                             and Outside Back Cover Page of
                                                             Prospectus

        3         Summary Information, Risk Factors and
                  Ratio of Earnings to Fixed Changes  .      Risk Factors, The Company

        4         Use of Proceeds . . . . . . . . . . .      Use of Proceeds

        5         Determination of Offering Price . . .      Not Applicable

        6         Dilution  . . . . . . . . . . . . . .      Not Applicable

        7         Selling Security Holders  . . . . . .      Selling Security Holders

        8         Plan of Distribution  . . . . . . . .      Plan of Distribution

        9         Description of Securities to be
                  Registered  . . . . . . . . . . . . .      Not  Applicable

        10        Interests of Named Experts and
                  Counsel . . . . . . . . . . . . . . .      Not Applicable

        11        Material Changes  . . . . . . . . . .      Not Applicable

        12        Incorporation of Certain Information
                  by Reference  . . . . . . . . . . . .      Incorporation of Documents by Reference

        13        Disclosure of Commission Position on
                  Indemnification for Securities Act
                  Liabilities  . . . . . . . . . . . . .      Not Applicable

PROSPECTUS
                                1,382,882 SHARES

                            URANIUM RESOURCES, INC.

                                  COMMON STOCK

                             --------------------

         Uranium Resources, Inc., a Delaware corporation (the "Company"), is registering for possible future resale, from time to time, by the holders thereof (the "Selling Stockholders"), 1,382,882 presently outstanding shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"). See "Selling Stockholders." The Shares were issued to the Selling Stockholders in a series of transactions. On August 19, 1994, the Company issued 496,040 shares of Common Stock to Oren L. Benton in exchange for $2,250,000 in advances from Mr. Benton to the Company, together with accrued but unpaid interest, at a valuation of $4.75 per share. On November 18, 1994, the Company issued 736,842 shares of Common Stock to Concord International Mining and Management Corp., of which Mr. Benton is the sole stockholder. In exchange, the Company accepted assignment of a supply contract from Energy Fuels, Ltd. On May 25, 1995, the Company issued 35,000 shares of Common Stock and a warrant (the "Warrant") to purchase 100,000 shares of Common Stock to Grant Bettingen, Inc., a California corporation ("GBI"), in exchange for GBI's assistance in the Company's efforts to raise funding for operations. Only the shares issuable upon exercise of the Warrant are being registered hereunder.
On May 25, 1995, the Company granted an option to purchase 50,000 shares of Common Stock to James P. Congleton in connection with Mr. Congleton becoming a consultant of the Company. In connection with such issuances, the Company granted certain registration rights to the Selling Stockholders. The Company has agreed to pay all fees and expenses incurred by the Company incident to such registration. It is estimated that the fees and expenses of the Company in connection with the offering of the Securities will be approximately $13,553. The Company intends to keep the registration statement, of which this Prospectus is a part, effective for a period of no longer than 90 days from the date of this Prospectus. The Company will not receive any proceeds from the sale of the Shares.

         The Common Stock is traded on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("the Nasdaq National Market") under the symbol "URIX." On May 31, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $15.375 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES.

                             --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                             --------------------

                                June 10, 1996

         The Selling Stockholders may offer the Shares offered hereby from time to time to purchasers directly or through agents, brokers or dealers. Such Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The agents, brokers or dealers through whom sales are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any amounts received by them in exchange for their services in connection with such sales may be deemed to be underwriting commissions. See "Plan of Distribution."

                             --------------------

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor the sale of or offer to sell the Shares offered hereby shall, under any circumstances, create an implication that there has been no change in the information contained herein or the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's
Common Stock is traded on the Nasdaq National Market.The foregoing materials can also be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

         The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, copies of which may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

         In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Company is such a filer. The Commission's web site address is (http://www.sec.gov).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference into this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including the Company's Form 10-K/A dated May 21, 1996.

         (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

         (c) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A (Registration No. 0-17171) filed with the Commission under the Exchange Act.

         All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to Thomas H. Ehrlich, Vice President and Chief Financial Officer, Uranium Resources, Inc., at the Company's principal executive offices located at 12750 Merit Drive, Suite #1020, Dallas, Texas 75251. Telephone requests may be directed to Mr. Ehrlich at (214) 387-7777.

                                  RISK FACTORS

CONTINUING SIGNIFICANT CAPITAL REQUIREMENTS

         In 1994 and early 1995, the Company experienced a severe cash shortage. Between January 11, 1995 and January 20, 1995 a total of $2,080,000 cash was transferred from the Company to entities or persons owned, controlled or affiliated with Oren L. Benton ("Benton"). These transfers left the Company without funds to pay its creditors and employees and facing a liquidity crises which could be solved only by raising new capital. In addition to obligations to creditors and employees, the Company needed $4 million for purposes of bringing its Rosita property back into production and making pre-production expenditures at the Company's Kingsville Dome property.

         The report (the "Report") of the Company's independent public accountants (the "Accountants") with respect to the Company's financial statements for the year ended December 31, 1994 incorporated by reference in this Prospectus stated that the Accountants assumed, in preparing such financial statements, that the Company would continue as a going concern. The Report further indicates, however, that as of December 31, 1994, the Company had a net working capital deficit of $3,107,511 and had assigned most of its 1995 cash flow from supply contracts to one of the Company's creditors, and that such assignment raised substantial doubt as to the Company's ability to generate cash flow and to continue as a going concern. The Report further notes that the transfer of $2.08 million from the Company to entities affiliated with Oren L. Benton further exacerbated the Company's liquidity crisis. For the reasons described below, on January 25, 1996, the Accountants reissued their opinion and removed the going concern modification.

         On May 25, 1995, the Company received $6,000,000 in cash (the "Lindner Loan") through the issuance of 6.5% secured convertible notes in the aggregate principal amounts of $1,500,000 and $4,500,000 initially convertible at $4.00 per share into 375,000 and 1,125,000 shares of Common Stock to Lindner Investments (on behalf of Lindner Bulwark Fund) ("Bulwark") and Lindner Dividend Fund, Inc. (now the Lindner Dividend Fund) ("Dividend"), respectively. In addition, the Company issued immediately exercisable warrants (the "Lindner Warrants") to purchase 375,000 shares and 1,125,000 shares of the Company's Common Stock at an initial exercise price of $4.00 per share to Lindner Investments (on behalf of Lindner Bulwark Fund) and Dividend, respectively. On May 25, 1995, the date on which the Lindner Warrants were issued, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $3.56 per share.

         On December 26, 1995, Dividend partially exercised its warrant and purchased 500,000 shares at a purchase price of $4 per share for a total consideration of $2 million.

         The cash obtained from the Lindner Loan and the partial exercise of the warrant has substantially improved the Company's net working capital position and has enabled the Company to put its Rosita property back into production, effective June 1995, and to begin pre-production activities at Kingsville Dome. The Company's net working capital position at December 31, 1995 was a positive $3,998,000, an improvement of over $7,100,000 from its net working capital position at December 31, 1994, due primarily to the consummation of the Lindner Loan and the resumption of uranium production at the Company's Rosita facility in South Texas in June 1995. The Company expects to utilize the cash flow from sales of uranium produced at the Rosita facility to fund the Company's short-term liquidity needs. However, there can be no assurance that such cash flow will be sufficient to meet such needs. Accordingly, the Company is continuing to review additional sources of financing and capital to satisfy its future capital requirements.

RISK OF DECREASE IN URANIUM PRICES

         The Company's earnings will be significantly affected by the price of uranium, which is determined primarily by supply and demand on a worldwide basis and by the relationship of that price to the Company's costs of production. In recent years, imports of uranium, including imports of uranium from the republics comprising the former Soviet Union, have resulted in significant downward pressure on uranium prices. In 1992, the Department of Commerce (the "DOC") ruled that certain of the former Soviet Union republics had sold uranium in the United States at less than fair market value. As a result, the DOC signed suspension agreements with these republics which limited uranium imports and established strict quotas under which such imports could be made.

         In 1994, the DOC amended certain aspects of the Russian Suspension Agreement (the "Amendment") which permitted the importation of Russian uranium provided that the sale of such material was "matched" with an equal amount of uranium that was mined or produced in the United States after April 1, 1994. The Amendment permits a specified quota volume of Russian uranium to be utilized in the years 1994 through 2003. The total Russian uranium allowed for importation over the ten-year period under this matched program is approximately 43 million pounds. The end user of such matched sales will pay a combined price for each qualifying delivery provided that the price received by the U.S. producer is higher than the unit price. All sales must be to U.S. utilities and the contracts must be finalized after April 1994.

         The Amendment has allowed U.S. uranium producers to utilize the Russian material to combine with its own production to provide more competitive uranium prices to U.S. utilities. In the third quarter of 1995, the Company signed four matched sales contracts for deliveries beginning in 1995 and continuing through 1998. Total deliveries of the Company's uranium production under these contracts is projected to be approximately 1.1 million pounds and such contracts will utilize nearly all of its 1995 matched sales quota.

         While the Amendment has provided new sales opportunities with respect to "matched" sales to utilities, the termination or modification of the current "matched sale" program, or the influx of additional low-cost uranium into the U.S. market may impair the Company's ability to enter into additional long-term contracts at prices that permit economical production from, and development of, the Company's uranium properties.

         The spot market price for uranium has strengthened appreciably since November 1995. Prices have risen from $11.80 per pound on October 31, 1995 to $14.00 per pound on February 13, 1996 and to $16.50 per pound on May 28, 1996. While the current spot prices of uranium have increased to levels which exceed the Company's cost of uranium production, there is no assurance that such price level will continue to rise or remain at such prices which would permit the Company to sign additional sales contracts.

POTENTIAL CLAIMS ARISING FROM THE BENTON BANKRUPTCY

         During 1994, the Company encountered liquidity problems that resulted in the Company entering into certain transactions with companies controlled by Oren L. Benton (the "Benton Companies") whereby the Benton Companies (a) assisted in the restructuring of the Citibank, N.A. debt, (b) arranged for an additional $6.0 million loan to the Company to purchase uranium inventory to secure the restructured debt, (c) advanced the Company $2,250,000 to make debt payments prior to the restructuring, which advances were subsequently converted to common stock and (d) committed to provide the Company with an additional $7.0 million of capital.

         Further, during January 1995, when the Benton Companies held effective control of the common stock of the Company, the Company transferred $1.0 million to the Benton Companies in connection with a planned joint venture to process uranium at a Benton Company's mill. The specific Benton Companies which were to be part of the planned joint venture did not receive the transferred funds. On February 23, 1995, Benton and various of the Benton Companies filed for protection under Chapter 11 of the Federal Bankruptcy Code (the "Benton Bankruptcy"). Because of the Benton Bankruptcy, the realizability of the Company's $1.0 million investment is doubtful. Also during January 1995, $1.08 million was transferred to certain of the Benton Companies and an individual affiliated with Mr. Benton without the authorization of the Company's Board of Directors. The Company recovered $300,000 in June 1995 of the $1.08 million transfer, but $.78 million has not been recovered and there can be no assurance that the Company's efforts to pursue recovery will be successful. The Company recorded losses totaling $1.78 million for these transactions in 1995.

         The bankruptcy could also cause a review of the transactions entered into by the Company with the Benton Companies that could potentially result in claims against the Company. The Company is unable to assess what adverse consequences, if any, might result from such review.

DEPENDENCE ON A FEW CUSTOMERS

         Substantially all of the Company's contracted sales of uranium through December 31, 2002 are represented by seven long-term contracts, four of which represent 23%, 14%, 10%, and 10% of sales, for the year ended December 31,
1995.   Should any of such customers be unable to perform its obligations to purchase and pay for the uranium it has contracted to buy because of force majeure or otherwise, this would have a material adverse effect on the Company's results of operations.

QUARTERLY FLUCTUATIONS IN EARNINGS

         Revenues, earnings from operations and net income for the Company can fluctuate significantly on a quarter to quarter basis during the year because of the timing of deliveries requested by its utility customers. Accordingly, operating results for any quarter or year-to-date period are not necessarily comparable and may not be indicative of the results which may be expected for future quarters or the entire year.

POTENTIAL ADVERSE IMPACT OF LOSS OF KEY PERSONNEL

         Certain of the Company's employees have significant experience in the uranium in situ leach mining industry. The continued success of the Company could be dependent upon the efforts of these key individuals, and the loss of any one or more of such persons' services could have a material adverse affect on the Company's business operations and prospects.

POTENTIAL ADVERSE EFFECT OF FEDERAL AND STATE REGULATIONS

         The development and production of uranium is subject to an extensive body of governmental regulations that have a material effect on the economics of the Company's operations and the timing of project development. In particular, the production of uranium is subject to obtaining multiple permits, obtaining adequate water rights and complying with extensive federal and state regulations for the protection of the environment, including regulations relating to air and water quality, the prevention of groundwater contamination, the reclamation and restoration of wellfield aquifers and the treatment, transportation and disposal of liquid and/or solid wastes generated by the Company's uranium mining process. To date, the Company's operations have not been materially and adversely affected by the inability to obtain or maintain required permits or water rights, or by any groundwater contamination or the disposal of waste materials at its mining projects. However, should the Company meet with unforeseen events or be unable to obtain or maintain permits or water rights for development of its properties or otherwise adequately handle future contamination or waste disposal, the Company's operations could be materially and adversely affected by unanticipated expenditures or delays in the Company's ability to initiate or continue production at its properties.

LIMITED PUBLIC FLOAT AND TRADING VOLUME OF COMMON STOCK

         As of December 31, 1995, approximately 66.2% (5,721,000 shares) of the Company's outstanding Common Stock was freely transferable without restriction in the United States. For the year ended December 31, 1995, the average weekly volume of trading of the Common Stock on the Nasdaq National Market was 36,994 shares. The thinly traded nature of the Company's Common Stock could result in significant adverse fluctuations in the per share price if large blocks of Common Stock were offered for sale in the trading markets. The Company is registering 1,382,882 shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part. The Company intends to keep the Registration Statement effective for at least 90 days. If all the shares registered under the Registration Statement are sold in a short period by the Selling Stockholders, such sale may have the effect of significantly depressing the price of the Common Stock.

POTENTIAL ADVERSE EFFECT OF ISSUANCES AND SALES OF RESTRICTED SECURITIES

         The Company has 8,645,698 shares of Common Stock outstanding as of December 31, 1995. Approximately 5,721,000 shares are freely transferable without restriction in the United States. The Company believes that the balance of such shares (approximately 2,924,698 shares) are freely transferable without restriction in the United States subject to compliance with the provisions of Rule 144 under the Securities Act.

         In addition, approximately 1,056,000 shares of Common Stock are reserved for issuance upon the exercise of outstanding options; 1,100,000 shares of Common Stock may be issued upon the exercise of currently outstanding warrants; and 1,500,000 shares of Common Stock may be issued upon the conversion of the Lindner Loan. No determination can be made as to the impact that the issuance of such shares of Common Stock will have on the market price of the Common Stock prevailing from time to time; however, it should be assumed that a substantial increase in the number of outstanding shares available for sale and/or the sale of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

CONTINUING CONTROL BY THE LINDNER GROUP

         Prior to the consummation of the Lindner Loan, Lindner Fund, Inc. (now Lindner Growth Fund) ("Growth"), was the beneficial owner of 821,525 outstanding shares of the Company's Common Stock, representing 10.2% of the outstanding shares of Common Stock. Growth, Dividend, and Bulwark (the "Lindner Group") are separate series of Lindner Investments, a Massachusetts business trust that is a registered investment company, and may be deemed collectively as a controlling stockholder and an affiliate of the Company. The Lindner Group is managed by Ryback Management Corporation ("Ryback"), an investment adviser. Ryback has discretionary authority over the shares owned beneficially by the Lindner Group, including the power to vote and dispose of such shares. Ryback also manages the accounts of third parties other than the Lindner Group. Such parties own beneficially 250,000 outstanding shares over which Ryback has discretionary authority to vote and dispose of such shares.

         The Lindner Group owns beneficially an aggregate of 1,650,525 shares of Common Stock (18.9% of the outstanding Common Stock) and has the right to acquire an additional 1,500,000 shares upon conversion of the Lindner Loan and 1,000,000 shares upon the exercise of the Lindner Warrants. Assuming the Lindner Loan is fully converted into Common Stock and the Lindner Warrants are fully exercised, the Lindner Group would own 4,150,525 shares or 37.0% of the outstanding Common Stock. Such ownership may have the effect of delaying, deferring, or preventing a change in control of the Company.

                                  THE COMPANY

         The Company was founded in 1977 to acquire, explore and develop uranium properties using the in situ leach mining process. The Company's activities are primarily concentrated in South Texas and New Mexico. The Company's principal office is located at 12750 Merit Drive, Suite #1020, Dallas, Texas 75251 and its telephone number is (214) 387-7777.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares.

                                DIVIDEND POLICY

         The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

         The following table sets forth as of May 28, 1996, the names of the Selling Stockholders, the nature of his, her or its position, office, or other material relationship to the Company or its subsidiaries, if applicable, and the number of shares of Common Stock which such Selling Stockholders owned of record as of the date of this Prospectus. The table also sets forth the number of shares of Common Stock owned by the Selling Stockholders that are offered for sale by this Prospectus and the number of shares of Common Stock to be held by such Selling Stockholders assuming the sale of all the Securities offered hereby. The Company may supplement this Prospectus from time to time to disclose the names, relationships to the Company and holding of Securities of additional Selling Stockholders.

                                        Number of Shares of   Maximum Number of Shares    Number of  Shares of Common
         Name and Relationship          Common Stock Owned     to be Sold Pursuant to   Stock to be Held  Assuming Sale
           to Company if any            as of May 28, 1996         this Offering        of all the Shares Offered Hereby
           -----------------            ------------------         -------------        --------------------------------
 Oren L. Benton                             516,040(1)              496,040                      20,000
 1515 Arapahoe Street
 Three Park Central, Suite 1000
 Denver, CO  80202

 Concord International Mining and           736,842(2)              736,842                         0
 Management Corp.
 1515 Arapahoe Street
 Three Park Central, Suite 1100
 Denver, CO  80202

 Grant Bettingen, Inc.                      135,000(3)              100,000                       35,000
 19800 Macarthur Boulevard
 Suite 680
 Irvine, CA  92715

 James P. Congleton                          50,000(4)               50,000                          0
 19800 Macarthur Boulevard
 Suite 680
 Irvine, CA  92715

________________________

1 Counsel to Intertech Corporation ("Intertech") has informed the Company that Intertech, by and through its attorneys, holds 496,040 of such shares pursuant to a pledge of such shares as collateral security under a Stipulation and Agreement dated October 28, 1994 agreed and accepted to by Intertech, Nuexco Trading Corporation and Mr. Benton. Does not include 736,842 shares owned by Concord International Mining and Management Corp. ("CIMM"), of which Mr. Benton is the sole stockholder.

2 CIMM is the record holder of such shares. The Company has been informed by Oren L. Benton that Energy Fuels, Ltd. is the owner of such shares having received them by assignment from CIMM in 1995. The Company has been informed by counsel to Westinghouse Electric Corporation ("Westinghouse") that Westinghouse holds such shares pursuant to a pledge of such shares as collateral security to Westinghouse by CIMM on December 6, 1994.

3        Includes 100,000 shares which may be obtained by Grant Bettingen, Inc.
         upon exercise of the Warrant.

4 Includes 50,000 shares which may be obtained by Mr. Congleton upon exercise of stock options which are currently exercisable.


                              PLAN OF DISTRIBUTION

         The Shares covered by this Prospectus are those acquired or to be acquired by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market or in the over-the-counter market or otherwise, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any commissions received by them may be deemed to be underwriting compensation.

         In accordance with applicable rules and regulations promulgated under the Exchange Act, any person engaged in the distribution of any of the Shares may not simultaneously engage in market activities with respect to any of the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

         Certain costs, expenses and fees in connection with the registration of the Securities will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders, as will the costs of legal counsel for the

Selling Stockholders. The Selling Stockholders have agreed to indemnify the Company, all other prospective holders of the shares registered hereby or any underwriter, as the case may be, and any of the respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Securities pursuant to this Prospectus, including liabilities arising under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders, all other prospective holders of the shares registered hereby or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Securities pursuant to this Prospectus, including liabilities arising under the Securities Act.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Baker & Hostetler.

                                    EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Securities and Exchange Commission registration fee                 $ 7,153
         Legal fees and expense                                              $ 5,200*
         Accounting fees and expenses                                        $ 1,200*
                                                                             -------
                 Total                                                       $13,553

_________________________
*  Estimated



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

         The Bylaws of the Company provide for the broad indemnification by the directors and officers of the Company and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. The Company also has entered into indemnification contracts with its directors and officers.

         The Company maintains a policy of directors and officers liability insurance which reimburses the Company for expenses which it may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Company is unable to do so.

ITEM 16.         EXHIBITS
         4.1     Stock Option Agreement dated March 6, 1995 between the Registrant and James P. Congleton, as amended on
                 May 25, 1995 (Incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1995, including the Form 10-K/A filed May 21, 1996 of Uranium
                 Resources, Inc. (Commission File Number 0-17171) pursuant to Rule 411(c) promulgated under the
                 Securities Act of 1933).

         4.2     Warrant to Purchase Common Stock dated May 25, 1995, between Uranium Resources, Inc. and Grant
                 Bettingen, Inc. (Incorporated herein by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including the Form 10-K/A filed May 21, 1996 of Uranium
                 Resources, Inc. (Commission File Number 0-17171) pursuant to Rule 411(c) promulgated under the
                 Securities Act of 1933).

         4.3     Stock Purchase Agreement dated August 18, 1996 between Oren L. Benton and the Registrant (Incorporated herein by reference to Exhibit 4.7 to the Annual Report on Form 10-K/A for the fiscal year ended
                 December 31, 1994, including the Form 10-K dated August 30, 1995 and January 30, 1996 of Uranium
                 Resources, Inc. (Commission File No. 0-17171) pursuant to Rule 411(c) promulgated under the Securities
                 Act of 1933).

         4.4     Stock Sale Right Agreement dated August 18, 1994 by and between Concord International Mining and
                 Management Corp., Oren L. Benton and the Registrant (Incorporated herein by reference to Exhibit 4.8 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, including the Form 10-K/A dated August 30, 1995 and January 30, 1996 of Uranium Resources, Inc. (Commission File No. 0-17171)
                 pursuant to Rule 411(c) promulgated under the Securities Act of 1933).

         4.5     Investment Banking and Selling Agent Agreement dated November 6, 1995 by and between Grant Bettingen,
                 Inc. and the Registrant, as amended on May 25, 1995.

         4.6     Article 4 of the Certificate of Incorporation of the Registrant (Incorporated herein by reference to
                 Exhibit 4.2 to the Registration Statement on Form S-8 of Uranium

                 Resources, Inc. (Registration No. 33-00349) pursuant to Rule 411(c) promulgated under the Securities
                 Act of 1933).

         5.1     Opinion of Baker & Hostetler, counsel to the Company.

         23.1    Consent of Independent Public Accountants.

         23.2    Consent of Baker & Hostetler (included in Exhibit 5.1).

         24.1    Power of Attorney (included on page II-4 of this Registration Statement).

ITEM 17.         UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                 (1) to file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

                          i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference;

                          ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

                          iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in
Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 7, 1996.

                                        URANIUM RESOURCES, INC.


                                        By:  /s/ Paul K. Willmott
                                             -----------------------------------
                                             Paul K. Willmott
                                             Chairman, Chief Executive Officer
                                             and President


                               POWER OF ATTORNEY

         Each of the undersigned officers and directors of Uranium Resources, Inc. hereby appoints Paul K. Willmott, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments or documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                                 Capacity                                            Date
 ---------                                 --------                                            ----
   /s/ Paul K. Willmott                    Chairman, Chief Executive                   June 7, 1996
 ------------------------------------       Officer, President and Director
 Paul K. Willmott

   /s/ George R. Ireland                   Director                                    June 7, 1996
 -----------------------------------
 George R. Ireland


   /s/ Leland O. Erdahl                    Director                                    June 7, 1996
 -----------------------------------
 Leland O. Erdahl

   /s/ James B. Tompkins                   Director                                   June 7, 1996
 ---------------------------------
 James B. Tompkins


   /s/ Thomas H. Ehrlich                   Vice President, Chief Financial            June 7, 1996
 ----------------------------------        and Accounting Officer
 Thomas H. Ehrlich

                                 EXHIBIT INDEX

       EXHIBIT                                            DESCRIPTION
         NO.
       -------
         4.1     Stock Option Agreement dated March 6, 1995 between the Registrant and James P. Congleton, as amended on
                 May 25, 1995 (Incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1995, including the Form 10-K/A filed May 21, 1996 of Uranium
                 Resources, Inc. (Commission File Number 0-17171) pursuant to Rule 411(c) promulgated under the
                 Securities Act of 1933).

         4.2     Warrant to Purchase Common Stock dated May 25, 1995, between Uranium Resources, Inc. and Grant
                 Bettingen, Inc. (Incorporated herein by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including the Form 10-K/A filed May 21, 1996 of Uranium
                 Resources, Inc. (Commission File Number 0-17171) pursuant to Rule 411(c) promulgated under the
                 Securities Act of 1933).

         4.3     Stock Purchase Agreement dated August 18, 1996 between Oren L. Benton and the Registrant (Incorporated herein by reference to Exhibit 4.7 to the Annual Report on Form 10-K/A for the fiscal year ended
                 December 31, 1994, including the Form 10-K dated August 30, 1995 and January 30, 1996 of Uranium
                 Resources, Inc. (Commission File No. 0-17171) pursuant to Rule 411(c) promulgated under the Securities
                 Act of 1933).

         4.4     Stock Sale Right Agreement dated August 18, 1994 by and between Concord International Mining and
                 Management Corp., Oren L. Benton and the Registrant (Incorporated herein by reference to Exhibit 4.8 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, including the Form 10-K/A dated August 30, 1995 and January 30, 1996 of Uranium Resources, Inc. (Commission File No. 0-17171)
                 pursuant to Rule 411(c) promulgated under the Securities Act of 1933).

         4.5     Investment Banking and Selling Agent Agreement dated November 6, 1995 by and between Grant Bettingen,
                 Inc. and the Registrant, as amended on May 25, 1995.

         4.6     Article 4 of the Certificate of Incorporation of the Registrant (Incorporated herein by reference to
                 Exhibit 4.2 to the Registration Statement on Form S-8 of Uranium

                 Resources, Inc. (Registration No. 33-00349) pursuant to Rule 411(c) promulgated under the Securities
                 Act of 1933).

         5.1     Opinion of Baker & Hostetler, counsel to the Company.

         23.1    Consent of Independent Public Accountants.

         23.2    Consent of Baker & Hostetler (included in Exhibit 5.1).

         24.1    Power of Attorney (included on page II-4 of this Registration Statement).